Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial Results for the

Quarter Ended September 30, 2015

QUARTER HIGHLIGHTS

•	Total sales bookings up 17%, net new bookings up 6%

•	Operating Free Cash Flow of $61 million versus $18 million in the prior year quarter

•	60-month backlog up $32 million sequentially, after adjusting for foreign currency

•	Updating 2015 guidance

RELATED NEWS – Please refer to simultaneously-issued press releases

•	Announced acquisition of PAY.ON, a leading eCommerce payment provider

•	Announced expansion of European data center operations

NAPLES, FLA — November 4, 2015 — ACI Worldwide (NASDAQ: ACIW), a leading global provider of electronic payment and banking solutions, today announced financial results for the period ended September 30, 2015. Management will host a conference call tomorrow, November 5, at 8:30 am ET to discuss these results. Interested persons may access a real-time audio broadcast of the teleconference at http://investor.aciworldwide.com/ or use the following numbers for dial-in participation: US/Canada: (866) 914-7436, international: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference code 66042143. There will be a replay available for two weeks on (855) 859-2056 for US/Canada callers and +1 (404) 537- 3406 for international participants.

“Today we announced the acquisition of German-based PAY.ON. PAY.ON’s preeminent eCommerce solution strengthens the competitive positioning of ACI’s UP Retailer Payments offering with an industry-leading 300 incremental alternative payment network connections,” commented Phil Heasley, President and CEO, ACI Worldwide. “Combined with our market leading Fraud and Risk Management solutions, we now offer the most comprehensive global omni-channel retail and eCommerce platform, allowing us to capitalize on the rapid growth in the retail merchant sector.”

FINANCIAL SUMMARY

Financial Results for Q3

Overall sales bookings, including term extensions, increased 17% compared to the prior year quarter. New sales bookings, net of term extensions (SNET), increased 6% compared to the prior year quarter.

We ended Q3 with a 12-month backlog of $882 million and a 60-month backlog of $4.2 billion. After adjusting for foreign currency fluctuations, our 12-month backlog grew $6 million and our 60-month backlog grew $32 million from Q2 2015.

Revenue in Q3 was $239 million, a decrease of $11 million, or 4%, from the prior year quarter.

Adjusted EBITDA of $50 million was down from last year’s $66 million. Net EBITDA margin in Q3 2015 was 24%, versus 29% in Q3 2014, after adjusting for $27 million and $25 million of pass through interchange fees in Q3 2015 and Q3 2014, respectively.

Q3 non-GAAP net income was $16 million, or $0.13 per diluted share, versus non-GAAP net income of $21 million, or $0.18 per diluted share in Q3 2014.

ACI ended the third quarter with $81 million in cash on hand and a debt balance of $784 million, down $24 million from last quarter and $108 million year-to-date. Operating free cash flow (OFCF) for the quarter was $61 million, up $43 million from $18 million generated in Q3 2014.

Updating Guidance

The acquisition of PAY.ON will not be material to our full year 2015 revenue forecast. We continue to expect to generate in the range of $1.04 to $1.07 billion of non-GAAP revenue for the full year 2015. This range represents a 3-6% organic growth rate after adjusting for foreign currency fluctuations. However, we are updating our full year 2015 EBITDA forecast. Given a decision to accelerate certain investments, including those associated with our newly signed European data center and the acquisition of PAY.ON, we now expect adjusted EBITDA to be in the range of $265 to $270 million, down from our previous range of $280 to $290 million. Lastly, we expect full year 2015 net new sales bookings to increase in the upper single digit range, which is unchanged from our prior forecast.

About ACI Worldwide

ACI Worldwide, the Universal Payments company, powers electronic payments and banking for more than 5,600 financial institutions, retailers, billers and processors around the world. ACI software processes $13 trillion each day in payments and securities transactions for more than 300 of the leading global retailers, and 18 of the top 20 banks worldwide. Through our comprehensive suite of software products and hosted services, we deliver a broad range of solutions for payment processing; card and merchant management; online banking; mobile, branch and voice banking; fraud detection; trade finance; and electronic bill presentment and payment. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

© Copyright ACI Worldwide, Inc. 2015.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude certain business combination accounting entries related to the acquisition of Online Resources Corporation and significant transaction-related expenses, as well as other significant non-cash expenses such as depreciation, amortization and stock-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•	Non-GAAP revenue: revenue plus deferred revenue that would have been recognized in the normal course of business by Online Resources if not for GAAP purchase accounting requirements. Non-GAAP revenue should be considered in addition to, rather than as a substitute for, revenue.

•	Non-GAAP operating income: operating income plus deferred revenue that would have been recognized in the normal course of business by Online Resources if not for GAAP purchase accounting requirements and significant transaction-related expenses. Non-GAAP operating income should be considered in addition to, rather than as a substitute for, operating income.

•	Adjusted EBITDA: net income plus income tax expense (benefit), net interest income (expense), net other income (expense), depreciation, amortization and stock-based compensation, as well as deferred revenue that would have been recognized in the normal course of business by Online Resources if not for GAAP purchase accounting requirements and significant transaction-related expenses. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income.

ACI is also presenting operating free cash flow, which is defined as net cash provided by operating activities, plus payments associated with acquired opening balance sheet liabilities, net after-tax payments associated with employee-related actions and facility closures, net after-tax payments associated with significant transaction-related expenses, and less capital expenditures. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

ACI also includes backlog estimates, which include all license, maintenance, and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License, facilities management, and software hosting arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including, but not limited to, reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) expectations that the acquisition of PAY.ON will not be material to our full-year 2015 revenue forecast; (ii) expectations that PAY.ON strengthens the competitive positioning of ACI; (iii) expectations that ACI now offers the most comprehensive global omni-channel retail and eCommerce platform; and (iv) expectations regarding non-GAAP revenue, adjusted EBITDA, and net new sales bookings in 2015.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, increased competition, the performance of our strategic product, UP BASE24-eps, demand for our products, restrictions and other financial covenants in our credit facility, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, risks related to the expected benefits to be achieved in the transaction with PAY.ON, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, and volatility in our stock price. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	September 30, 2015	December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$80,857	$77,301
Receivables, net of allowances of $5,479 and $4,806, respectively	178,936	227,106
Deferred income taxes, net	58,947	44,349
Recoverable income taxes	11,289	4,781
Prepaid expenses	25,733	24,314
Other current assets	24,864	40,417

Total current assets	380,626	418,268

Noncurrent assets
Property and equipment, net	58,796	60,360
Software, net	202,242	209,507
Goodwill	773,260	781,163
Intangible assets, net	239,527	261,436
Deferred income taxes, net	45,693	50,187
Other noncurrent assets, including $33,824 at December 31, 2014 for assets at fair value	44,520	69,779

TOTAL ASSETS	$1,744,664	$1,850,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$38,446	$50,351
Employee compensation	39,935	35,299
Current portion of long-term debt	95,293	87,352
Deferred revenue	124,782	131,808
Income taxes payable	4,551	6,276
Deferred income taxes, net	264	225
Other current liabilities	61,807	67,505

Total current liabilities	365,078	378,816

Noncurrent liabilities
Deferred revenue	46,930	49,224
Long-term debt	689,113	804,583
Deferred income taxes, net	14,569	13,217
Other noncurrent liabilities	30,070	23,455

Total liabilities	1,145,760	1,269,295

Commitments and contingencies

Stockholders’ equity
Preferred stock; $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at September 30, 2015 and December 31, 2014	—	—
Common stock; $0.005 par value; 280,000,000 shares authorized; 139,820,388 shares issued at September 30, 2015 and December 31, 2014	698	698
Additional paid-in capital	547,077	551,713
Retained earnings	373,084	331,415
Treasury stock, at cost, 21,561,535 and 24,182,584 shares at September 30, 2015 and December 31, 2014, respectively	(253,735)	(282,538)
Accumulated other comprehensive loss	(68,220)	(19,883)

Total stockholders’ equity	598,904	581,405

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,744,664	$1,850,700

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited and in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
License	$50,237	$57,653	$156,975	$154,732
Maintenance	59,262	63,764	178,895	188,572
Services	25,842	28,194	72,449	75,773
Hosting	103,360	100,033	329,021	306,848

Total revenues	238,701	249,644	737,340	725,925

Operating expenses
Cost of license (1)	5,387	5,433	17,435	18,066
Cost of maintenance, services and hosting (1)	104,272	105,319	337,769	325,801
Research and development	36,123	36,321	112,639	112,653
Selling and marketing	28,451	27,078	88,660	82,994
General and administrative	20,284	25,329	66,867	75,127
Depreciation and amortization	20,298	18,295	59,995	52,383

Total operating expenses	214,815	217,775	683,365	667,024

Operating income	23,886	31,869	53,975	58,901

Other income (expense)
Interest expense	(9,728)	(10,416)	(31,174)	(28,920)
Interest income	94	98	254	432
Other, net	4,314	3,614	27,695	(1,344)

Total other income (expense)	(5,320)	(6,704)	(3,225)	(29,832)

Income before income taxes	18,566	25,165	50,750	29,069
Income tax expense	3,786	9,433	9,081	7,875

Net income	$14,780	$15,732	$41,669	$21,194

Income per common share
Basic	$0.13	$0.14	$0.36	$0.18
Diluted	$0.12	$0.14	$0.35	$0.18

Weighted average common shares outstanding
Basic	117,922	114,484	117,035	114,603
Diluted	119,304	116,428	118,498	116,682

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income	$14,780	$15,732	$41,669	$21,194
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	5,331	4,542	15,919	15,100
Amortization	18,324	17,583	54,929	48,174
Amortization of deferred debt issuance costs	1,542	1,527	4,754	4,207
Deferred income taxes	7,734	2,497	3,773	(9,637)
Stock-based compensation expense	759	4,554	10,050	13,742
Excess tax benefit of stock compensation	(445)	(6,034)	(4,852)	(10,416)
Gain on sale of available-for-sale securities	—	—	(24,465)	—
Other, net	1,011	1,335	2,467	2,006
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	34,977	(7,731)	31,566	(17,010)
Accounts payable	1,575	(3,298)	(5,441)	(6,501)
Accrued employee compensation	(99)	(3,341)	7,141	(2,682)
Current income taxes	(4,445)	4,617	(8,080)	9,345
Deferred revenue	(7,466)	(4,405)	(4,813)	15,932
Other current and noncurrent assets and liabilities	(4,520)	(3,918)	(5,626)	(11,471)

Net cash flows from operating activities	69,058	23,660	118,991	71,983

Cash flows from investing activities:
Purchases of property and equipment	(6,138)	(3,436)	(19,546)	(11,755)
Purchases of software and distribution rights	(3,521)	(7,236)	(12,017)	(14,227)
Proceeds from sale of available-for-sale equity securities	—	—	35,311	—
Acquisition of businesses, net of cash acquired	—	(204,290)	—	(204,290)
Other	—	—	(7,000)	(1,500)

Net cash flows from investing activities	(9,659)	(214,962)	(3,252)	(231,772)

Cash flows from financing activities:
Proceeds from issuance of common stock	774	704	2,298	2,042
Proceeds from exercises of stock options	920	6,989	11,554	11,106
Excess tax benefit of stock compensation	445	6,034	4,852	10,416
Repurchases of common stock	—	—	—	(70,000)
Repurchase of restricted stock and performance shares for tax withholdings	(506)	(442)	(4,553)	(4,975)
Proceeds from term portion of credit agreement	—	150,000	—	150,000
Proceeds from revolving credit facility	47,000	99,500	112,000	149,500
Repayment of revolving credit facility	(47,000)	(36,000)	(156,000)	(71,000)
Repayment of term portion of credit agreement	(23,824)	(19,854)	(63,530)	(37,596)
Payments on other debt	(1,665)	(1,225)	(11,785)	(7,912)
Payment for debt issuance costs	—	(4,381)	—	(4,544)
Distribution to noncontrolling interest	—	—	—	(1,391)

Net cash flows from financing activities	(23,856)	201,325	(105,164)	125,646

Effect of exchange rate fluctuations on cash	(5,083)	(4,934)	(7,019)	(845)

Net increase (decrease) in cash and cash equivalents	30,460	5,089	3,556	(34,988)
Cash and cash equivalents, beginning of period	50,397	54,982	77,301	95,059

Cash and cash equivalents, end of period	$80,857	$60,071	$80,857	$60,071

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE THREE MONTHS ENDED September 30,
	2015		2015	2014		2014
Selected Non-GAAP Financial Data	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP	$Diff	% Diff
Total revenues (2)	$238,701	$177	$238,878	$249,644	$407	$250,051	$(11,173)	-4%
Total expenses (3)	214,815	(1,520)	213,295	217,775	(7,332)	210,443	2,852	1%
Operating income	23,886	1,697	25,583	31,869	7,739	39,608	(14,025)	-35%
Income (Loss) before income taxes	18,566	1,697	20,263	25,165	7,739	32,904	(12,641)	-38%
Income tax expense (benefit) (4)	3,786	594	4,380	9,433	2,709	12,142	(7,762)	-64%

Net income (loss)	$14,780	$1,103	$15,883	$15,732	$5,030	$20,762	$(4,879)	-23%

Depreciation	5,331	—	5,331	4,542	—	4,542	789	17%
Amortization - acquisition related intangibles	5,601	—	5,601	6,090	—	6,090	(489)	-8%
Amortization - acquisition related software	5,940	—	5,940	5,757	—	5,757	183	3%
Amortization - other	6,783	—	6,783	5,736	—	5,736	1,047	18%
Stock-based compensation	759	—	759	4,554	—	4,554	(3,795)	-83%

Adjusted EBITDA	$48,300	$1,697	$49,997	$58,548	$7,739	$66,287	$(16,290)	-25%

Earnings per share information
Weighted average shares outstanding
Basic	117,922	117,922	117,922	114,484	114,484	114,484
Diluted	119,304	119,304	119,304	116,428	116,428	116,428

Earnings per share
Basic	$0.13	$0.01	$0.13	$0.14	$0.04	$0.18	$(0.05)
Diluted	$0.12	$0.01	$0.13	$0.14	$0.04	$0.18	$(0.05)

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for Online Resources deferred revenue that would have been recognized in the normal course of business but was not recognized due to GAAP purchase accounting requirements.
(3)	Expense for significant transaction related expenses, including, $0.9 million for employee related actions and $0.6 million for professional and other fees in 2015. Expenses for significant transaction related transactions included $3.3 million for employee related actions, $1.3 million for data center moves, and $2.6 million for professional and other fees in 2014.
(4)	Adjustments tax effected at 35%.

	Quarter Ended September 30,
Reconciliation of Operating Free Cash Flow (millions)	2015	2014
Net cash provided by operating activities	$69.1	$23.7
Payments associated with acquired opening balance sheet liabilities	—	0.3
Net after-tax payments associated with employee-related actions (4)	1.0	2.1
Net after-tax payments associated with lease terminations (4)	—	0.2
Net after-tax payments associated with significant transaction related expenses (4)	0.4	2.6
Less capital expenditures	(9.7)	(10.7)

Operating Free Cash Flow	$60.8	$18.2